Exhibit 99.1

For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Declares Quarterly Dividend

Carmel, Ind. November 14, 2013 - CNO Financial Group, Inc. (NYSE: CNO) announced today that its board of directors has declared a quarterly cash dividend of $0.03 per share on the Company’s common shares.

The dividend will be payable December 24, 2013, to shareholders of record at the close of business on December 10, 2013.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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